Exhibit 10.4

DOMESTIC WEB CONTENT LICENSE AGREEMENT

Source Atlantic - ECRI

THIS AGREEMENT (the “Agreement”) is made as of this 6th day of August 2001 (the “Effective Date”) by and between ECRI, a nonprofit corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with a principal place of business at 5200 Butler Pike, Plymouth Meeting, PA 19462-1298 (hereinafter referred to as “ECRI”) and Source Atlantic, a corporation organized and existing pursuant to the laws of the State of Delaware, with a principal place of business at 55 Accord Park Drive, Rockland, MA 02360 (hereinafter referred to as “Source Atlantic”).

RECITALS

WHEREAS, ECRI is an international nonprofit agency that is extensively involved in healthcare technology assessment, risk management, and evidence-based research;

WHEREAS, ECRI owns and maintains numerous web-based healthcare publications, including but not limited to, Health Devices Online, Health Devices Alerts Abstracts and Action Items, Health Technology Trends, Health Devices Sourcebase, Medical Device Safety Reports, Healthcare Product Comparison System, (“ECRI Content”) and a related web site at www.ecri.org, all of which constitute valuable and proprietary rights of ECRI;

WHEREAS, Source Atlantic is in the business of providing services related to capital equipment planning, budgeting, procurement, and project logistics to hospitals engaged in planning expansions, renovations, and new hospital construction projects.

WHEREAS, it is the mission of ECRI is to improve the safety and efficacy of patient care and it is ECRI’s view that this mission can be furthered through innovative efforts to educate the healthcare community using the Source Atlantic HourGlass Application;

WHEREAS, Source Atlantic wishes to obtain and ECRI wishes to grant to Source Atlantic the domestic, non-exclusive, non-transferable right to link to and distribute the ECRI Content to Source Atlantic subscribers;

WHEREAS, the parties are “independent contractors” and nothing contained in this Agreement shall be construed or applied to create or imply the relationship of partners, or agency, joint venturers, or of employer and employee between the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1 “ECRI Web Site” means ECRI’s Internet web site accessible through the URL www.ECRI.org or such other URL or URLs as ECRI may in its discretion determine and any other web sites which may be developed and owned by ECRI hereinafter which serve essentially the same function(s) as the existing ECRI Web Site.

1.2 “Effective Date” means the date of this Agreement.

1.3 “Intellectual Property Rights” mean all current and future patent rights, copyrights, trade secrets and other intellectual property rights.

1.4 “Single Site” means an individual hospital or healthcare facility at a single location and address.

1.5 “Link” means hypertext, text, and logo links which permit a Source Atlantic subscriber to go from the Source Atlantic web site to the ECRI web site by clicking on the text or image.

1.6 “Source Atlantic HourGlass Application” means a web-based capital equipment budgeting, planning, and procurement application consisting of a set of secure, managed, and collaborative tools and services that are focused on improving the process through which healthcare organizations conduct capital budgeting, capital planning, capital procurement, and inventory/asset management. The application is accessible using any standard web browser at www.TBD

2.	GRANT OF LICENSES

2.1 ECRI grants to Source Atlantic the restricted right to post a non-exclusive, non-transferable link from the Source Atlantic HourGlass application to the ECRI Web Site leading to the ECRI Content for the use of Source Atlantic users registered with ECRI.

2.2 Said licenses are subject to the following terms and conditions: (i) No use of ECRI Content or ECRI’s name, trademarks or service marks by Source Atlantic shall conflict with ECRI’s research, academic, or patient care mission.

2.3 Source Atlantic shall not be permitted to sublicense any license contained in this Agreement.

2.4 Source Atlantic shall not re-publish; re-transmit; transfer; sell; reproduce; re-distribute; alter; create derivative works from, or in any way use any of the ECRI Content in whole or in part, except as expressly permitted in this Agreement. The act of editing on the part of Source Atlantic shall not create a copyright in Source Atlantic’s favor in the edited material. Source Atlantic shall identify each article of the ECRI Content as set forth in section 3.2.3 of this Agreement. Source Atlantic agrees not to modify or make copies of the ECRI Content.

2.5 Source Atlantic acknowledges that it has no proprietary interest in the ECRI trademarks (other than the license granted herein). Source Atlantic’s use of ECRI’s trademarks will not create any right, title or interest of Source Atlantic in or to the ECRI trademarks. Source Atlantic agrees that it will do nothing inconsistent with ECRI’s ownership of the ECRI trademarks and that all use of the ECRI trademarks by Source Atlantic shall inure to the benefit of ECRI. Source Atlantic will not attempt to register the ECRI trademarks in any jurisdiction without the prior written permission of an officer of ECRI. Source Atlantic shall inform ECRI of any usage of the

ECRI trademarks other than as is obvious from a review of the Source Atlantic HourGlass Application.

3.	PROVISION AND DISPLAY OF ECRI CONTENT

3.1 ECRI Responsibilities:

3.1.1 Upon payment by Source Atlantic to ECRI of $5,000, ECRI will create a Source Atlantic HourGlass member area on the ECRI Web Site containing the ECRI Content.

3.1.2 ECRI will be responsible for creating the user name and password needed to access the ECRI Content.

3.1.3 During the term of this Agreement and any extensions thereof, Source Atlantic will offer ECRI the opportunity to provide additional content for any new Source Atlantic applications beyond the HourGlass application. Should ECRI express interest in providing additional content or information to Source Atlantic, outside of the scope of this Agreement, the parties will negotiate mutually agreeable terms, conditions and consideration for such work outside the terms of this Agreement.

3.1.4 During the term of this agreement, ECRI at its own expense, will regularly update the ECRI Content and provide functionality and performance consistent with other web sites with the same ECRI Content currently being offered by ECRI.

3.1.5 The specialized ECRI web site for Source Atlantic will contain the Source Atlantic logo.

3.2 Source Atlantic’s Responsibilities:

3.2.1 Source Atlantic shall establish and maintain at least one link from the Source Atlantic web site to the ECRI web site.

3.2.2 Source Atlantic shall provide to ECRI the information needed to establish a user name and password including the user’s first and last name, telephone number, email address, and name of their institution. The form for submission of this information is attached as Schedule B.

3.2.3 ECRI shall be given the opportunity to review and comment upon how the link to the ECRI Web Site appears in the Source Atlantic HourGlass application and any associated references to ECRI.

3.2.4 Source Atlantic agrees to provide the ECRI Content as part of its HourGlass application, and to take all reasonable efforts to promote, market, and sell such application.

3.2.4 ECRI shall be given the opportunity to review and comment upon all promotional material containing a reference to ECRI or the ECRI Content. No samples of ECRI Content shall be shown without ECRI’s prior approval, which shall not be unreasonably withheld.

3.2.5 Source Atlantic agrees that in no event will any ECRI Content provided for the Source Atlantic HourGlass Application be incorporated into, be searchable from or accessible from any other Source Atlantic application without ECRI’s prior approval.

3.2.6 To protect and preserve the goodwill and image of each party and its respective products, each party shall (i) conduct business in a manner that reflects favorably at all times on the other party or such party’s products, reputation or image, and (ii) make no false or misleading representations regarding the other party or such party’s products, business reputation or image.

3.2.7 In accordance with ECRI’s strict conflict-of-interest policies, all displays of ECRI Content on any Source Atlantic web site(s) or application shall refrain from using, displaying or referring to ECRI Content, ECRI’s name, or any ECRI trademark in a manner that would suggest or imply that ECRI is endorsing any product, service, or company or accepts funding from any medical device manufacturer or pharmaceutical company. Source Atlantic will use all reasonable efforts to maintain a non-commercial, non-promotional look and feel to the ECRI Content.

3.2.8 In the event that Source Atlantic uses any ECRI Content in a manner which exceeds the scope of usage under the terms of this Agreement, ECRI shall be able to invoke “specific performance” as a remedy to prevent Source Atlantic from future misuse, misrepresentation and/or mischaracterization of ECRI Content and may elect to terminate this Agreement immediately.

4.	FEES AND PAYMENT

4.1 For the license and rights granted hereunder, Source Atlantic shall pay directly to ECRI the fees as follows:

(a) For 1-20 Single Sites, $5,000 per year licensing fee per site (up to 10 passwords per site). For 21-40 Single Sites, $4,500 per year licensing fee per site (up to 10 passwords per site). For 41-60 Single Sites, $4,000 per year licensing fee per site (up to 10 passwords per site). For 61-80 Single Sites, $3,500 per year licensing fee per site (up to 10 passwords per site). For 81-100 Single Sites, $3,000 per year licensing fee per site (up to 10 passwords per site).

(b) There is a $250 fee for each additional user over 10 at a Single Site.

(c) In the event that a Source Atlantic user has access to a portion of the ECRI Content through an existing subscription directly with ECRI, the fees payable to ECRI under 4.1 (a) shall be reduced by the applicable amount as specified in Schedule “C”.

4.2 Payments due and owing to ECRI from Source Atlantic are not contingent upon Source Atlantic’s receipt of payment for sales of the HourGlass Application. ECRI shall issue user names and passwords within 10 days of its receipt of payment for that Single Site.

4.3 For each of the years during which this Agreement is in effect, subsequent to the first year, the annual licensing fees paid to ECRI shall increase by an amount equal to five percent.

4.4 In the event that Source Atlantic fails to provide full and proper payment by the date that payment is due, interest shall be compounded at a rate of one percent (1%) per month, or at the highest legal rate, whichever is less, on all amounts unpaid and outstanding.

4.5 Failure, by Source Atlantic, to provide timely payment constitutes default under t his Agreement and may result in a disruption or termination of services.

4.6 Each party shall be solely responsible for its respective costs, fees and overheads.

5.	TERM AND TERMINATION

5.1 Initial Term and Renewals.

5.1.1 This Agreement will become effective as of the Effective Date and shall, unless sooner terminated as provided below or as otherwise agreed, remain effective for an initial term of one (1) year (the “Initial Term”). After the Initial Term, this Agreement may be renewed, at the option of Parties, for successive additional one-year periods (“Extension Terms”) by notice from Source Atlantic to ECRI at least thirty (30) days prior to the end of the then-current term. This Agreement may be terminated by either Party at any time by giving advance written notice to the other party of not less than sixty (60) days. As used herein, “Term” means the Initial Term and any Extension Term(s).

5.2 Termination for Cause.

5.2.1 Notwithstanding the foregoing, this Agreement may be terminated by either Party immediately upon notice if the other Party: (i) becomes insolvent; (ii) files a petition in bankruptcy; (iii) makes an assignment for the benefit of its creditors; or (iv) breaches any of its obligations under this Agreement in any material respect, which breach is not remedied within thirty (30) days following written notice to such Party. Either Party hereto may terminate this Agreement immediately in the event that the other Party enters into a merger or consolidation with or sells its assets to a medical device company, a pharmaceutical company, or a direct competitor of the terminating party.

5.3 Effect of Termination.

5.3.1 Any termination pursuant to (5) shall be without any liability or obligation of the terminating party, other than with respect to any breach of this Agreement prior to termination.

5.3.2 Upon termination or expiration of this Agreement: (i) Source Atlantic will within ten (10) days disable the Link to the ECRI Content, and all Source Atlantic rights in the licenses granted under this Agreement shall terminate; and (ii) each party shall return or destroy the Confidential Information of the other party. Any minimum amounts owing to ECRI under 4.1 shall become immediately payable. Either party may request in writing that the other party certify that it has complied with its obligations hereunder. Following termination of this Agreement, each party shall cease from making any representation or statement to the effect that the Parties remain affiliated with one another.

5.3.3 In the event that Source Atlantic fails to return all ECRI Content to ECRI, misuses, misrepresents or misappropriates ECRI Content and/or fails to pay ECRI the fees due hereunder for such Content, ECRI shall have the right to seek specific performance under sections Three (3) and Four (4) of this Agreement as a remedy.

5.3.4 The rights and obligations of the parties which, by their nature, should survive the expiration or termination of this Agreement, shall survive, including, without limitation, sections, 6, 7, 8, 9, and 11.

5.3.5 Notwithstanding termination of this Agreement, ECRI will continue to provide the ECRI Content to any sites with paid subscriptions through Source Atlantic, provided that any such sites will access the ECRI Content directly from the ECRI web site.

6.	OWNERSHIP

6.1 ECRI owns and will retain all right, title and interest in and to the ECRI Content, including but not limited to all copyright and other intellectual property rights therein, and nothing in this Agreement shall confer in Source Atlantic any right of ownership in the ECRI Content. No licenses are granted by ECRI except for those expressly set forth in this Agreement.

6.2 ECRI owns and will retain all right, title, and interest in and to its trademarks, service marks, trade names worldwide, subject to the limited license granted to Source Atlantic hereunder.

6.3 Source Atlantic owns and retains all rights, title, and interest in and to its trademarks, service marks, and trade names worldwide as well as to the Intellectual Property and data that drives the HourGlass application.

6.4 Other than as specifically set forth in this Agreement, neither party shall use, publish or make any reference to the name, symbols, trade names, trademarks, service marks or logos of the other Party or its affiliates, or any derivation thereof, in any form of print, publicity, promotional or advertising material, or over any broadcast media without the other Party’s prior written consent to the specific contemplated use.

7.	INDEMNIFICATION

7.1 Source Atlantic agrees to indemnify and hold harmless ECRI, including its trustees, directors, officers, and employees, and their successors and assigns, from and against any and all claims, demands, actions, charges, liabilities and damages, including reasonable attorneys fees and costs (the “Claims”), whether known or unknown, present or future, brought against ECRI, to the extent that (i) such Claims pertain to content other than ECRI Content found on any websites or applications owned or operated by Source Atlantic, or (ii) such Claims arise from or relate to the operation of any websites or applications owned or operated by Source Atlantic, except as set forth in Section 7.2 below.

7.2 ECRI shall indemnify and hold Source Atlantic, its directors, officers, and employees, and their successors and assigns harmless from all Claims brought against Source Atlantic alleging that any of the ECRI Content infringes upon any trade secret, patent, copyright, right of privacy, right of publicity, right of confidentiality, or other proprietary right of a third party.

7.3 Source Atlantic indemnifies and holds harmless ECRI from any and all claims, demands, or actions based upon or relating to the products or the services offered by Source Atlantic using the ECRI Content or based on the representations or statements made by Source Atlantic or its agents, or other actions of Source Atlantic or its agents with respect to any such product or service.

7.4 The indemnifying party’s obligations hereunder shall only apply to the extent that the particular Claim is not the result of the gross negligence, or the intentional or willful misconduct of the other party hereto.

7.5 The above obligations to indemnify shall only apply if (i) the indemnified party provides the indemnifying party prompt notice of any covered Claim, (ii) the indemnifying party is given sole control of the defense and settlement of the Claim or threatened Claim, and (iii) the indemnified party agrees to cooperate in the defense of the Claim or threatened Claim at the indemnifying party’s cost and expense.

7.6 In the event that any such, claim, action or demand is made against either party, said party shall promptly furnish the other party with copies of any and all documents (inclusive of all correspondence and pleadings other than attorney-client communications) pertaining thereto.

8.	LIMITATION OF LIABILITY / WARRANTY

8.1.1 Each party warrants to the other that it has the necessary rights to grant the licenses herein granted or to perform the obligations herein set forth without infringing upon the intellectual property rights of third parties.

8.2 UNDER NO CIRCUMSTANCES SHALL ECRI, SOURCE ATLANTIC, OR ANY AFFILIATE, SUCCESSORS OR ASSIGNS THERETO BE LIABLE TO EACH OTHER OR ANOTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS, WITH THE EXCEPTION OF ANY VIOLATION OF SECTIONS 11 AND 2 OF THIS AGREEMENT.

8.3 Source Atlantic warrants that the services performed by it, under the terms of this Agreement shall be performed with the degree of skill and judgement normally exercised by recognized professional organizations in performing the services of a same or similar nature.

9.	JURISDICTION AND APPLICABLE LAW

9.1 The parties agree that any breach of obligations regarding trademarks, service marks, trade names, confidentiality, or under Section 2 of this Agreement would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of any such obligations, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. The parties mutually consent to venue in the state and federal courts of Montgomery County in the Commonwealth of Pennsylvania without reference to conflicts of laws, rules, and without regard to its location of execution or performance. Statement of claims regards to existing suits with regards to trademark violations etc.

9.2 In the event of disputes between the Parties arising from or concerning, in any manner, the subject matter of this Agreement, other than disputes related to those in 9.1, the Parties will first attempt to resolve the disputes through good faith negotiation. In the event that such dispute(s) cannot be resolved through good faith negotiation, the Parties will resolve any such dispute under and subject to Arbitration before a sole arbitrator knowledgeable in intellectual property disputes in accordance with the rules of the American Arbitration Association, which shall administer the arbitration and act as the appointing authority. The arbitration shall take place in Montgomery County, Pennsylvania. The expense of the arbitration (including without limitation to the expense of the prevailing party’s attorney’s fees) shall be paid as the arbitrator determined. The decision of the arbitrator shall be final and binding upon the Parties, and judgment upon the award may be entered in any court of record of competent jurisdiction. This provision shall not be deemed to preclude a Party’s right to obtain equitable relief from a court of competent jurisdiction to protect its Confidential Information.

10.	PUBLIC ANNOUNCEMENTS

10.1 The parties will cooperate to create any and all appropriate public announcements relating to the relationship set forth in this Agreement. Neither party shall make any public announcement regarding the existence or content of this Agreement without the other party’s prior written approval and consent, which shall not be withheld unreasonably.

11.	CONFIDENTIALITY

11.1 Each Party agrees to maintain confidentiality concerning the other Party’s confidential information. For purposes of this Agreement, Confidential Information means information in whatever form furnished to a Party by or on behalf of the other Party and designated as confidential by the furnishing party, including but not limited to: patient care, business, strategic planning, business policies, modes and methods of conducting business, lists of clients, databases, financial, technical, trade secrets or other proprietary information, written or oral, acquired, shared, developed or provided under this Agreement. Confidential Information does not include information which is not designated Confidential by the furnishing Party or which the Party receiving such information can demonstrate (i) is generally available to or known by the public other than as a result of disclosure by such Party, or (ii) was obtained by the Party receiving such information from a source other than the Party furnishing such information, provided that such source is not bound by a duty of confidentiality to the Party furnishing such information or another person or entity with respect to such information, (iii) was developed independently without reference to the Confidential Information, or (iv) was available on a non-confidential basis prior to the date of receipt. Each Party agrees not to use, disclose, distribute or allow access to such Confidential Information by any other person or organization, other than those who have a need to know the information in order to perform their obligations under this Agreement. Nothing contained in this Section 11 shall prevent either party from disclosing any Confidential Information of the other party to: (i) regulatory agencies, provided, however, that all reasonable steps are taken to maintain the confidentiality of such Confidential Information to be disclosed; (ii) accountants, banks, or another financing source (or their advisors) or in connection with a merger, acquisition or securities offering, provided that any such third party receiving such Confidential Information agrees in writing to protect it in the same manner as provided herein; or (iii) third parties as required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly upon receiving notice of such requirement in order to enable the other party to seek a protective order or otherwise prevent disclosure of the other party’s Confidential Information.

11.2 Upon request by either party, at any time, the other party shall promptly return to the party furnishing such Confidential Information the original and all copies of all non-oral Confidential Information furnished by such party. Each party shall, upon request of the other party, certify its compliance with this Section.

12.	NOTICE

12.1.1 Notices. All notices, requests and other communications called for by this Agreement shall be deemed to have been given immediately if made by telecopy or electronic mail (confirmed by concurrent written notice sent first class U.S. mail, postage prepaid), to the addresses set forth below, or to such other addresses as either party shall specify to the other. Notice by any other means shall be deemed made when actually received by the party to which notice is provided.

ECRI	Source Atlantic

Anthony Montagnolo ECRI 5200 Butler Pike Plymouth Meeting, PA 19462 Fax: (610) 834-1275 Phone: (610) 825-6000	Chris Sanborn Source Atlantic 55 Accord Park Drive Rockland, MA 02370 Fax: (781) 871-1059 Phone: (781) 871-8500

13.	GENERAL

13.1 Neither party may assign or delegate this Agreement or any of its licenses, rights or duties under this Agreement without the prior written consent of the other, except that either Party may assign this Agreement to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business, stock, or assets, and which has assumed in writing or by operation of law its obligations under this Agreement. Each party agrees that in any merger in which it is not the surviving company, the surviving company will assume, in writing or by operation of law, such party’s obligations under this Agreement. Subject to the foregoing, the provisions of this Agreement shall apply to and bind the successors and permitted assigns of the parties. Neither this Agreement, nor any terms and conditions contained herein may be construed as creating or constituting a partnership, joint venture or agency relationship between the parties. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights. This Agreement and its Schedules are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings, both written and oral, regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

14.	SCHEDULE

14.1 The parties will exert commercially reasonable efforts to maintain a specified schedule and effectuate the completion of deadlines within a timely manner. However, work may be on occasion delayed for reasons beyond the parties’ control. If either party encounters unforeseen difficulty in executing this project, the party must notify the other of the potential delay and will use commercially reasonable efforts to correct the defect. Such delay shall not constitute a default or a material breach under this Agreement.

15.	INDEPENDENT CONTRACTORS

15.1.1 Independent Contractors: Source Atlantic and ECRI hereby agree that their relationship is that of independent contractors, and nothing in this Agreement shall create or be deemed to create, a joint venture, partnership, principal/agent, employer/employee, or any other form of relationship other than that of independent contractors.

16.	NONWAIVER OF RIGHTS

16.1 The failure of any party to insist upon performance of any provision(s) of this Agreement, or to exercise any rights, remedies, or options provided herein, shall neither be construed as a waiver of the right to assert or to rely upon any such rights, remedies, or options at any time thereafter, nor in any way affect the validity of this Agreement.

17.	SEVERABILITY

17.1 If any covenant, condition, term, or provision contained in this Agreement is held or finally determined to be invalid, illegal, or unenforceable in any respect, in whole or in part, such covenant, condition, term or provision shall be severed from this Agreement, and the remaining covenants, conditions, terms and provisions contained herein shall in no way be affected, prejudiced or disturbed thereby.

18.	ORDER OF PRECEDENCE

18.1 The parties agree that should any conflict or inconsistency arise between the application and/or interpretation of this Agreement and any other agreement(s) and/or document(s) provided by ECRI or Source Atlantic, then the provisions of this Agreement shall prevail. In the event of any conflict or inconsistency between or among the provisions of this Agreement, the following order of precedence shall apply: (1) this Agreement, (2) Schedule “A” Scope of Content, and (3) other exhibits and attachments if any.

19.	FORCE MAJEURE

19.1 Neither party shall be liable for any failure of or delay in the performance of its obligations under this Agreement to the extent such failure or delay is due to circumstances beyond its reasonable control, including, without limitation, acts of God, acts of a public enemy, fires, floods, wars, civil disturbances, sabotage, accidents, insurrections, blockades, embargoes, storms, explosions, labor disputes, acts of governmental bodies from whom a party is obtaining or must obtain approvals, authorizations, licenses, franchises, or permits, or inability to obtain labor, materials, equipment, or transportation (collectively referred to herein as “Force Majeure”), provided that, if any such Force Majeure circumstance continues for thirty (30) days or more, either party may terminate either the adversely affected performance obligation or this Agreement. Each party shall use its reasonable efforts to minimize the duration and consequences of any failure or delay in performance resulting from a Force Majeure event. Notwithstanding the foregoing, this provision shall not apply to the parties’ failure or inability to make timely payments to each other under the terms of this Agreement.

20.	EXCLUSIVITY

20.1 This is a non-exclusive Agreement between ECRI and Source Atlantic. Therefore, the parties each reserve the right to enter into similar Agreements with third parties, subject to the provisions of Section Eleven of this Agreement.

21.	INTERPRETATION

21.1 This paragraph and section headings of this Agreement are solely for the convenience and reference of the Parties and shall not be used in the interpretation of this Agreement. Each of the Parties hereto has agreed to the use of the particular language of the provisions of this Agreement, and any question of doubtful interpretation shall not be resolved by any rule of interpretation providing for interpretation against draftsman or the person who causes the uncertainty to exist.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above

ECRI		Source Atlantic

Name: Anthony J. Montagnolo		Name: James C. Sanborn

Title: Vice President, Technology Planning		Title: Vice President, Operations

Signature:	s/s ANTHONY J. MONTAGNOLO	Signature:	s/s JAMES C. SANBORN

Date: August 21, 2001		Date: August 6, 2001

SCHEDULE “A”

Scope of Content

ECRI will create a membership area on the ECRI Web Site that will contain the following elements:

1.	Health Devices Alerts Abstracts and Action Items

2.	Health Technology Trends (including index)

3.	Health Devices Sourcebase

4.	Health Devices Online

5.	Healthcare Product Comparison System

6.	Medical Device Safety Reports

SCHEDULE “B”

Information Required for User Name and Password

Name:

Facility Name:

Company Name (if different from above):

Telephone Number:

Email:

Please return to ECRI, 5200 Butler Pike, Plymouth Meeting PA 19462, Fax: (610) 834-1275, Email: nbross@ecri.org.

A user name and password allows access to a pre-defined group of publications and databases on ECRI’s web site www.ecri.org. Subscribers cannot re-publish; re-transmit; transfer; sell; reproduce; re-distribute; alter; create derivative works from, or in any way exploit any of the ECRI Content in whole or in part.

SCHEDULE “C”

Fees Applied to Existing ECRI Subscriptions

The following fees represent the amounts that will be subtracted from the fee owed to ECRI from Source Atlantic for those Source Atlantic HourGlass subscribers that have active subscriptions with ECRI for the following ECRI programs.

1. Health Devices Sourcebase	$ 400

2. Health Devices System	$1,000

3. SELECTPlus	Dependent upon existing SELECTPlus contract